Exhibit 99.1

Ever-Glory International Group Reports Full Year 2009 Financial Results

NANJING, China, March 16 /PRNewswire-Asia-FirstCall/ -- Ever-Glory International Group, Inc. (the "Company," "Ever-Glory") (NYSE Amex: EVK), a leading apparel supply chain manager and retailer in China, today reported its financial results for the year ended December 31, 2009.

Full Year 2009 Highlights

– Gross profit increased 15.1% to $18.3 million
– Gross margin increased 410 basis points YoY to 20.4%

Full Year 2009 Results

During the fiscal year ended December 31, 2009, net sales decreased 7.8% to $89.9 million from $97.5 million in 2008. Although sales in our retail business increased significantly during 2009, sales in our wholesale business decreased 18.4%. This decrease was primarily due to the worsening economic downturn. Ever-Glory suspended the orders of several customers due to the pessimistic financial outlook and concern over timely payment ability of those customers.

During the fourth quarter of 2009, sales in our wholesale business decreased approximately 12.1% compared with the same period of 2008. The 12.1% rate of decrease was an improvement compared to the second and third quarters of 2009 reflective of the general economic condition in the US and Europe.

Sales generated from our retail business contributed 14.7% or $13.2 million to our total sales for the year ended December 31, 2009, an increase of 276.1% compared to $3.5 million for the year ended December 31, 2008. We increased the number of our LA GO GO stores from 93 at end of last year to 185 stores in the year ended December 31, 2009.

"We were pleased with our results under a challenging global environment," commented Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory. "Although our wholesale business experienced decreased sales, we were still able to grow our retail business and improve our margins and profitability. We are confident for our growth going forward through the healthy development of LA GO GO stores and strong organic growth in the Chinese market. The majority of our wholesale decrease was due to our decision in 2009 to suspend orders with several customers as we had doubt of their ability to make timely payments. Our top priority in this difficult economy is to protect Ever-Glory, its financial position, its cash flow and its customer base.

"Our retail business remains strong and we recorded approximately $13.2 million of retail sales in 2009 versus approximately $3.5 million in 2008. We increased the number of our LA GO GO stores from 93 at end of last year to 185 stores in the year ended December 31, 2009."

Gross profit in our wholesale business decreased 7.9% to $13.2 million from $14.6 million a year ago. Gross margin for our wholesale business increased 200 basis points to 17.6% in 2009 compared to 15.6% in 2008. The increase was primarily because we decreased lower margin orders as a continued effort to pursue higher added value operations.

Gross profit in our retail business increased 276.6% to $4.8 million from $1.3 million a year ago. Gross margin for our retail business increased 10 basis points to 36.7% in 2009 compared to 36.6% in 2008. The slight increase in gross margin was primarily due to an increase in same store sales in 2009.

Total gross profit in 2009 increased 15.1% to $18.3 million from $15.9 million a year ago. Gross margin increased approximately 410 basis points to 20.4% in 2009, compared to 16.3% in 2008.

Selling expenses increased to $4.7 million from $2.0 million in 2008. The increase was attributable to an increase in salaries and total number of retail staff, as well as the increased decoration and marketing expenses associated with the promotion of LA GO GO. General and administrative expenses increased 12.6% to $7.5 million from $6.7 million in 2008. The increase was attributable to an increase of payroll for additional management, design and marketing staff as a result of our business expansion.

Income from operations for 2009 was $6.1 million representing a decrease of 15.6% from operating income of $7.2 million in 2008.

For 2009, GAAP net income attributable to the company was $4.3 million, or $0.29 per diluted share, an increase of 23.2% from $3.6 million, or $0.26 per diluted share in 2008. GAAP net income attributable to the company results for 2009 include approximately $1.1 million, or $0.08 per diluted share, of non-cash expense related to the change in fair value of a derivative liability compared to approximately $2.3 million, or $0.17 per diluted share, of non-cash expense related to the amortization of issuance costs and discounts on convertible notes in 2008. Excluding these non-cash expenses for 2009 and 2008, non-GAAP diluted earnings per share were $0.37 in 2009 compared to $0.43 in 2008 (see "About Non-GAAP Financial Measures" toward the end of this release).

Balance Sheet and Cash Flow

As of December 31, 2009, the Company had $3.6 million of cash and cash equivalents, compared to $1.4 million as of December 31, 2008; Ever-Glory had working capital of approximately $17.1 million as of December 31, 2009. The Company had bank loans of $7.3 million as of December 31, 2009.

Business Outlook

For the first quarter of 2010, the Company anticipates total net sales of $22 to $25 million and net income of $1.5 to $1.8 million. For full year 2010, the Company anticipates total net sales between $121 and $141 million and net income between $6.5 and $7.0 million. The full year revenue forecast is comprised of $95 to $110 million in expected wholesale revenue and $26 to $31 million in expected revenue from retail.

Mr. Kang continued, "Having undergone a financial crisis baptism, some suppliers and clients were eliminated, those surviving suppliers and clients might be subject to the same story; they also might grow up bigger and healthier along with the gradual stabilization of the general economic condition. In the past year, Ever-Glory has been seeking opportunities from the crisis, adjusting the formation of customers and production, striving for operation safety, and securing cash flow, so as to realize the improved health of current operations. I strongly believe that in the future, our wholesale business will get even better.

"As LA GO GO enters its third year, I believe, based on the business of previous two years, through perfecting the design style and improving our store management efficiency, we are sure to enhance SSS with bigger strength, upon which we will further expand LA GO GO's presence in China, to lay a better foundation for continuous development. At the same time we will actively seek cooperation with international brands in order to enlarge our retail business scale and penetrate into the Chinese domestic market."

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the expenses arising from the change in fair value of a derivative liability, the amortization of issuance costs and discounts on convertible notes issued by the Company. Ever-Glory believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that Ever-Glory's management excludes when it internally evaluates the performance of Ever-Glory's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Ever-Glory. Accordingly, management excludes the expenses arising from the change in fair value of a derivative liability, the expense arising from the amortization of issuance costs and discounts on convertible notes when making operational decisions. Ever-Glory believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand Ever-Glory's financial performance in comparison to historical periods. In addition, it allows investors to evaluate Ever-Glory's performance using the same methodology and information as that used by Ever-Glory's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment about which charges are excluded from the non-GAAP financial measure. However, Ever-Glory's management compensates for these limitations by providing relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income
	2009	2008
GAAP Net Income attributable to the Company	$4,252,096	$3,559,791
GAAP Diluted EPS	$0.29	$0.26

Addition:
Non-Cash Expense for Convertible Notes:	$1,146,059	$2,296,575
Diluted EPS:	$0.08	$0.17

Non GAAP Net Income:	$5,398,155	$5,856,366
Non GAAP Diluted EPS:	$0.37	$0.43

Diluted Shares used in computation	14,703,522	13,489,769

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time which will be hosted by Edward Yihua Kang, Chairman of the Board, President, and CEO, Emily Yan Guo, Chief Financial Officer. Listeners can access the conference call by dialing # 1-719-325-2106. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com .

A replay of the call will be available from March 16, 2010 through March 23, 2010 by calling #1-719-457-0820; pin number: 7348509.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's products and projects, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

NET SALES
Related parties	$73,207	$681,167
Third parties	89,797,784	96,790,515
Total net sales	89,870,991	97,471,682

COST OF SALES
Related parties	54,965	621,103
Third parties	71,510,802	80,948,413
Total cost of sales	71,565,767	81,569,516

GROSS PROFIT	18,305,224	15,902,166

OPERATING EXPENSES
Selling expenses	4,659,103	1,966,926
General and administrative expenses	7,533,411	6,691,456
Total Operating Expenses	12,192,514	8,658,382

INCOME FROM OPERATIONS	6,112,710	7,243,784

OTHER INCOME (EXPENSES)
Interest income	620,731	227,090
Interest expense	(443,106)	(2,858,168)
Change of fair value of derivative liability	(1,146,059)
Other income	52,490	34,028
Total Other Income (Expenses)	(915,944)	(2,597,050)

INCOME BEFORE INCOME TAX EXPENSE	5,196,766	4,646,734

INCOME TAX EXPENSE	(814,686)	(1,091,006)

NET INCOME	4,382,080	3,555,728

(LESS)ADD: (INCOME)NET LOSS ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	(129,984)	4,063

NET INCOME ATTRIBUTABLE TO THE COMPANY	$4,252,096	$3,559,791

NET INCOME	$4,382,080	$3,555,728

Foreign currency translation (loss) gain	(35,838)	1,880,500

COMPREHENSIVE INCOME	$4,346,242	$5,436,228

COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	116,569	10,330

COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$4,229,673	$5,425,898

NET INCOME PER SHARE
Attributable to the Company's common stockholders
Basic	$0.31	$0.30
Diluted	$0.29	$0.26
Weighted average number of shares outstanding
Basic	13,552,837	11,895,048
Diluted	14,703,522	13,489,769

SOURCE  Ever-Glory International Group, Inc.